UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.        )

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Plumas Bancorp

(Name of Registrant as Specified In Its Charter)

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Dear shareholder,

We began 2020 with great uncertainty and braced for a year of challenge as the world was faced with a global pandemic.  Here in our corner of the world, the region-wide fires and power outages gave us even more to contend with.  But with the fires out, infection rates falling, the vaccination effort well underway and the economy starting to open back up, we are optimistic that a return to normalcy has begun and will continue as we move through the current year.

I am pleased to report that notwithstanding all the significant and unique challenges that this year presented, Plumas Bancorp continued its strong financial performance.  Our experienced management team, diversified loan portfolio, strong core deposit base and solid capital position have been key in enabling us to remain effective and productive and to attain increases in some key metrics, including: total assets, gross loans, total deposits, total equity and book value per share.

Given the difficult business environment that we’ve faced over the last year, we are especially proud that for the second year in a row, Plumas Bancorp has been included in D.A. Davidson’s Fall 2020 Bison Select Report and was also selected for the Piper Sandler Sm-All Stars Class of 2020.  Each of these awards seeks to identify top-performing banks that may not yet be known to investors. We are proud to be recognized for outstanding performance with these prestigious national awards.

With a continued focus on our clients, shareholders, and communities, we anticipate sustained growth which will allow us to further our mission to supply the best financial products and services tailored to meet the needs of businesses and families throughout our communities.  In particular, to support the accelerating growth of the Northern Nevada region, we have relocated Plumas Bancorp’s headquarters to Reno, Nevada.  This move benefits the entire institution by making us the only bank holding company headquartered in the region, thereby helping us to bolster our position in this important market.

Also, in support of increasing services in our footprint, on March 11, 2021, we were pleased to announce the signing of a definitive merger agreement for the acquisition of Feather River Bancorp, Inc.  Feather River Bancorp, Inc., headquartered in Yuba City, California, is the parent company of Bank of Feather River, a 13-year-old bank with approximately $182 million in assets and which operates from its sole location in Yuba City.  As of December 31, 2020, on a pro forma consolidated basis, the combined company would have approximately $1.3 billion in assets, $1.1 billion in deposits, and operate 14 branches throughout Northeastern California and Western Nevada.  Bringing together the team of local experts at Bank of Feather River with Plumas Bank’s technology and small business expertise offers even greater services for the Yuba City marketplace.

In closing, Plumas Bank provides stability and strength to its clients and communities by focusing on long-term commitments.  We will continue to evaluate opportunities considering the evolving rate environment and look forward to a year of continued recovery for our clients and the economy.

Andrew J. Ryback	Daniel E. West
Director, President & Chief Executive Officer	Director, Chairman of the Board

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Plumas Bancorp (the “Company”), which will be held at the Atlantis Hotel located at 3800 S. Virginia Street, Reno, Nevada, on Wednesday, May 19, 2021 at 9:30 a.m. At this annual meeting, shareholders will be asked to (i) elect nine directors for the next year and (ii) ratify the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2021.

The safety of our employees, customers, communities and shareholders is our priority. As part of our precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the annual meeting could be postponed or moved to another location. At this time, we expect the annual meeting to occur as planned and will take necessary precautions to protect the health and safety of those who attend. If we change the annual meeting date, time or location, we will announce the decision to do so in advance and post details on our website at www.plumasbank.com.

The Company is requesting your proxy to vote at the annual meeting. The Board of Directors of the Company recommends that you vote “FOR” the election of each of the nominees for director and “FOR” the ratification of the appointment of our independent auditors. The proxy statement contains information about each of the nominees for directors and the proposal for the ratification of the appointment of independent auditors.

To ensure that your vote is represented at this important meeting, please vote by telephone or over the internet by following the instructions on your Notice of Internet Availability or on the proxy card or voting instruction form. If you received a paper set of meeting materials please sign, date and return the proxy card as promptly as possible.

Sincerely,

Andrew J. Ryback
President and Chief Executive Officer

The date of this proxy statement is March 22, 2021.

ii

Notice of Annual Meeting of Shareholders
Plumas Bancorp

To:	The Shareholders of Plumas Bancorp

Notice is hereby given of the Annual Meeting of Shareholders of Plumas Bancorp. The meeting will be held at the Atlantis Hotel located at 3800 S. Virginia Street, Reno, Nevada, on Wednesday, May 19, 2021 at 9:30 a.m., for the purpose of considering and voting upon the following matters:

1.	Election of Directors. To elect nine persons to serve as directors of Plumas Bancorp until their successors are duly elected and qualified.

Michonne R. Ascuaga	Robert J. McClintock
Steven M. Coldani	Terrance J. Reeson
Gerald W. Fletcher	Andrew J. Ryback
Heidi S. Gansert Richard F. Kenny	Daniel E. West

2.	Ratification of the Appointment of Independent Auditors. To ratify the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2021.

3.	Transaction of Other Business. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 22, 2021 as the record date for determining shareholders entitled to notice of, and the right to vote at, the meeting.

These matters and other matters relating to the Annual Meeting are described in the attached proxy statement.

You are urged to vote “FOR” the election of all of the nominees for directors and “FOR” the ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2021, by following the instructions to vote by telephone or over the internet on your Notice of Internet Availability, proxy card or voting instruction form. If you received a paper set of materials you may sign and return the enclosed proxy. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors,

Dated: March 22, 2021	Terrance J. Reeson, Secretary

iii

Plumas Bancorp
Proxy Statement

Annual Meeting of Shareholders
May 19, 2021

Plumas Bancorp (the “Company”) is providing this proxy statement to its shareholders in connection with the annual meeting of shareholders to be held at the Atlantis Hotel located at 3800 S. Virginia Street, Reno, Nevada, on Wednesday, May 19, 2021 at 9:30 a.m. and at any and all adjournments or postponements thereof (the “Meeting”).

The safety of our employees, customers, communities and shareholders is our priority. As part of our precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the Meeting could be postponed or moved to another location. At this time, we expect the Meeting to occur as planned and will take necessary precautions to protect the health and safety of those who attend. If we change the annual meeting date, time or location, we will announce the decision to do so in advance and post details on our website at www.plumasbank.com. The proxies that we are soliciting authorize the proxy holders to vote your shares in accordance with your instructions at any adjournment or postponement of the Meeting.

Notice of Internet Availability of Proxy Materials

This year, to expedite delivery, reduce costs and decrease the environmental impact of our proxy materials, we are using for the first time an SEC rule that allows us to furnish proxy materials over the internet instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 29, 2021, shareholders were sent a Notice of Internet Availability (the “Notice”) containing instructions on how to access our proxy materials, including this proxy statement and the Annual Report on Form 10-K for December 31, 2020, which includes the 2020 Plumas Bancorp Annual Report, over the internet.

If you received the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice. The Notice is not a proxy card that can be submitted to vote your shares. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how to vote via the internet or by telephone. Shareholders who have requested paper copies of the proxy materials will receive printed copies in the mail.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet or by telephone or sign and return by mail all proxy cards.

If you received paper copies of the proxy materials this year, but in the future would like to receive only the Notice and access the proxy materials electronically, you can elect to do so by: (i) following the instructions provided in the proxy card, if your shares are registered in your name, or (ii) by contacting your broker, trustee, bank or other nominee, if you hold your shares in street name.

Shareholders may view this proxy statement and the 2020 Annual Report to Shareholders on the internet at http://materials.proxyvote.com/729273.

Voting by Proxy

Whether or not you plan to attend the Meeting, if you are a holder of record you may submit a proxy to vote the shares registered in your name via internet, telephone or mail as more fully described below:

●	By Internet: Go to http://www.proxyvote.com and follow the instructions. You will need information from your Notice, proxy card or electronic delivery notice to submit your proxy.

●	By Telephone: Call 1.800.690.6903 and follow the voice prompts. You will need information from your Notice, proxy card or electronic delivery notice to submit your proxy.

●	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet or telephone.

If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations:

●	“FOR” Proposal 1: Election to the Board of all the nine director nominees named in this proxy statement; and

●	“FOR” Proposal 2: Ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2021.

If other matters properly come before the Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Meeting, including for soliciting proxies to vote in accordance with the recommendations of the Board of Directors (the “Board”) on any of the above items.

Subject to such revocation or suspension, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Meeting in accordance with the instructions on the proxy.

If no instruction is specified by the shareholder on the proxy with regard to the matters to be acted upon, the proxy holders will vote the shares represented by the proxy “FOR” election of each of the nominees for director and “FOR” the ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2021. If any other matter is presented at the Meeting, the proxy holders will vote in accordance with the recommendations of management.

Revocability of Proxies

If you are a holder of record you may revoke your proxy at any time before it is exercised by:

●	written notice of revocation delivered to Terrance J. Reeson, Corporate Secretary of Plumas Bancorp, at 5525 Kietzke Lane, Suite 100, Reno, Nevada 89511;
●	a properly executed proxy of a later date mailed to the Company;
●	casting a new vote by telephone or internet; or
●	voting in person at the Meeting.

If a bank, broker or other nominee holds your shares and you voted by proxy, you may revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Persons Making this Solicitation

The Board is soliciting proxies. The Company will bear the expense of preparing, assembling, printing and mailing this proxy statement and the material used in the solicitation of proxies for the Meeting. The Company contemplates that proxies will be solicited principally using the internet, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation for the solicitation. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, the Company may utilize the services of individuals or entities not regularly employed by the Company in connection with the solicitation of proxies, if management of the Company determines that this is advisable.

Voting Securities

The Board has fixed March 22, 2021 as the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the Meeting. On March 22, 2021, there were 5,187,732 shares of the Company’s common stock issued and outstanding. Each holder of the Company’s common stock will be entitled to one vote for each share of the Company’s common stock held of record on the Company’s books as of the record date. In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the Meeting gives notice at the Meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively. If any shareholder of the Company gives that notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date multiplied by the number of directors to be elected. These votes may be cast for any one nominee or may be distributed among as many nominees as the shareholder sees fit. This proxy statement seeks discretionary authority to cumulate votes. If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated and allocated at the discretion of the proxy holders, in accordance with management’s recommendation.

The nine nominees for director receiving the most votes will be elected. Therefore, shares voted “withhold” and broker non-votes will have no impact on the outcome of the election of directors.

Proposal 2 regarding the ratification of the appointment of the Company’s auditors requires the approval of a majority of the shares represented and voting at the Meeting, with affirmative votes constituting at least a majority of the required quorum. Therefore, shares voted “withhold” and broker non-votes will have no impact on the outcome of Proposal 2 assuming that the affirmative votes constitute at least a majority of the required quorum.

Shareholdings of Certain Beneficial Owners and Management

The following table sets forth, as of March 12, 2021, the number and percentage of shares of the Company’s outstanding common stock beneficially owned, directly or indirectly, by (1) shareholders known by the Company to beneficially own 5% or more of the outstanding shares of the Company’s common stock, (2) by each of the Company’s directors and the executive officers named in the Summary Compensation Table contained in this proxy statement and (3) by all of the Company’s directors and executive officers as a group. “Beneficial ownership” is determined under the Securities and Exchange Commission (“SEC”) rules and does not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares as to which such person has the right to acquire beneficial ownership within 60 days of March 12, 2021. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned or acquirable by exercise of stock options and any shared voting power reflects power shared with his or her spouse. Management is not aware of any arrangements that may result in a change of control of the Company.

	Amount and Nature of
Beneficial Owner	Beneficial Ownership (1)		Percent of Class (1)
Principal Shareholders that own 5% or more:
Cortopassi Partners, L.P.	476,967	(2)	9.2
Fourthstone LLC	276,905	(3)	5.3
Siena Capital Partners GP, LLC	265,369	(4)	5.1

Directors and Named Executive Officers:
Andrew J. Ryback, President, CEO and Director	76,257	(5)	1.5
Richard L. Belstock, EVP and CFO	60,337	(6)	1.2
BJ North, EVP and Chief Banking Officer (CBO) of Plumas Bank	21,600	(7)	*
Daniel E. West, Director and Chairman of the Board	68,425	(8)	1.3
Robert J. McClintock, Director and Vice Chairman of the Board	107,047	(9)	2.1
Terrance J. Reeson, Director and Secretary of the Board	91,906	(10)	1.8
Michonne R. Ascuaga, Director	4,003	(11)	*
Steven M. Coldani, Director	23,477	(12)	*
Gerald W. Fletcher, Director	41,333	(13)	*
Heidi S. Gansert, Director	1,925	(14)	*
Richard F. Kenny, Director	9,149	(15)	*

All 13 Directors and Executive Officers as a Group	520,355		9.9

*	Less than one percent

(1)

Includes 92,750 shares subject to options held by the directors and executive officers that were exercisable within 60 days of March 12, 2021. In accordance with SEC rules, shares a director or executive officer has the right to acquire upon exercise of a stock option within 60 days of March 12, 2021 are treated as issued and outstanding for the purpose of computing his or her own percentage ownership and the percentage ownership of directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person, including principal shareholders.

(2)

Based solely on information provided by the beneficial owners in a Schedule 13G filed with the SEC on January 25, 2017 by Cortopassi Partners, L.P., Dean A. Cortopassi is President of San Tomo, Inc., the general partner of Cortopassi Partners, L.P. Mr. Cortopassi disclaims beneficial ownership of the shares held by Cortopassi Partners, L.P. except to the extent of his partnership interests therein. The address of Cortopassi Partners, L.P. is 11292 North Alpine Road, Stockton, California 95212.

(3)

Based solely on information provided by the beneficial owners in a Schedule 13G filed with the SEC on February 17, 2021 by Fourthstone LLC, Fourthstone LLC directly holds 276,905 shares of common stock of the Company. The address of Fourthstone LLC is 13476 Clayton Road, St. Louis, Missouri 63131.

(4)

Based solely on information provided by the beneficial owners in a Schedule 13G/A filed with the SEC on February 2, 2021. Siena Capital Partners GP, LLC is the general partner of each of Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. Siena Capital Partners I, L.P. may be deemed to beneficially own 257,164 shares of common stock of the Company, Siena Capital Partners Accredited, L.P. may be deemed to own 8,205 shares of common stock of the Company, and Siena Capital Partners GP, LLC may be deemed to own 265,369 shares of common stock of the Company. The address of the Siena entities is 100 North Riverside Plaza Suite 1630, Chicago, Illinois 60606.

(5)

Mr. Ryback has shared voting and investment powers as to 37,500 of these shares. Includes 9,500 shares that Mr. Ryback has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(6)	Includes 12,000 shares that Mr. Belstock has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(7)	Includes 21,600 shares that Ms. North has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(8)

Mr. West has shared voting and investment powers as to 36,974 of these shares and sole voting powers but shared investment powers as to 16,794 of these shares. Includes 5,875 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(9)

Mr. McClintock has shared voting and investment powers as to 54,149 of these shares and sole voting powers but shared investment powers as to 6,000 of these shares. Includes 4,275 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(10)	Includes 9,075 shares that Mr. Reeson has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(11)	Includes 800 shares that Ms. Ascuaga has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(12)

Mr. Coldani has shared voting and investment powers as to 10,139 of these shares. Mr. Coldani has no voting powers as to 1,780 of these shares. Includes 6,675 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(13)

Mr. Fletcher has shared voting and investment powers as to 36,213 of these shares. Includes 5,075 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(14)

Ms. Gansert has shared voting and investment powers as to 1,125 of these shares. Includes 800 shares that she has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

(15)

Mr. Kenny has shared voting and investment powers as to 6,474 of these shares. Includes 2,675 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 12, 2021.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has nominated each of the persons listed below for election as directors at the Meeting to serve until the 2022 Annual Meeting of Shareholders and until their successors are elected and have qualified. The proxy holders will vote shares represented by proxies in such a manner as to elect all nine nominees or as many as possible under the rules of cumulative voting. The nine nominees receiving the most votes will be elected directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board. The Board has no reason to believe that any of the nominees named below will be unable to serve if elected. Additional nominations for directors may only be made by complying with the nomination procedures set forth in the Company’s Bylaws. See “Shareholder Proposals - Nomination of Director Candidates.”

The following table sets forth the names of, and certain information concerning, the persons to be nominated by the Board for election as directors of the Company. Each of the nominees is currently a director of the Company and the Company’s subsidiary, Plumas Bank (the “Bank”).

		Year First
Name and Title		Appointed
Other than Director	Age	Director	Principal Occupation During the Past Five Years

Daniel E. West Chairman of the Board	67	1997	President, Graeagle Land & Water Co., a land management company. President, Graeagle Water Co, a private water utility, Graeagle, CA.

Robert J. McClintock	63	2008	Certified Public Accountant, co-owner of
Vice Chairman of the Board			McClintock Accountancy Corporation, Tahoe City, CA.

Terrance J. Reeson	76	1984	Retired.
Secretary of the Board

Michonne R. Ascuaga	59	2019	Retired.

Steven M. Coldani	68	2013	President, Owner/Broker, Coldani Realty Inc. and co-owner of Graeagle Associates Realtors; a managing member of Coldani Farming, LLC, a diversified farming company, Lodi, CA.

Gerald W. Fletcher	78	1988	Forest Products Wholesaler, Susanville, CA.

Heidi S. Gansert	57	2019	Executive Director of External Relations at University of Nevada, Reno and Nevada state senator.

Richard F. Kenny	73	2017	Retired.

Andrew J. Ryback	55	2016	President and CEO of Plumas Bancorp and Plumas Bank.

Experience and Qualifications

The following is a brief description of the business experience of each nominee and the experience and qualification that the Corporate Governance & Compensation Committee considered in nominating them to serve as directors. Unless otherwise specified, each nominee has held his or her current position of employment or has been retired for at least five years.

Daniel E. West

Chairman of the Board

Director since 1997

Daniel E. West has lived in Graeagle, California since 1958. He is president of Graeagle Land and Water Company, a land management company, and Graeagle Water Company, a private water utility. Mr. West is a managing member of Graeagle Timber Company, LLC. He also serves as a director on the boards of Graeagle Fire Protection District and California Water Association. Mr. West graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business Administration. Mr. West’s valuable business acumen, his extensive experience on various and diverse boards, and his deep ties to his community highly qualify him for service as a member of the Board and Chairman.

Robert J. McClintock

Vice Chairman of the Board

Director since 2008

Robert J. McClintock has lived in Tahoe City, California for over 30 years. He is a Certified Public Accountant and is a shareholder of McClintock Accountancy Corporation headquartered in Tahoe City, California. As a CPA, Mr. McClintock brings strong accounting and financial skills important to the oversight of the Company’s financial reporting, enterprise and operational risk management, and he qualifies as an Audit & Risk Committee financial expert for the Board’s Audit & Risk Committee. He is a board member and Treasurer of the Kiwanis Club of North Lake Tahoe and served previously as its President. He is a member of the advisory board for the Tahoe Truckee Excellence in Education Foundation and served previously as its Treasurer. Mr. McClintock is past Troop Committee Chairman and Scoutmaster for Scouts BSA Troop 266. Mr. McClintock attended Michigan Tech University where he received his Bachelor of Science degree in Business Administration.

Terrance J. Reeson

Secretary of the Board

Director since 1984

Terrance J. Reeson has lived in Quincy, California for over 50 years.  He is a retired U.S. Forest Service Aviation Officer for the Plumas National Forest. Mr. Reeson is active in his community and is a former executive director of the Quincy Chamber of Commerce.  Mr. Reeson’s relevant experience qualifying him for service as a director includes extensive government service, leadership experience, and widespread civic and community involvement.

Michonne R. Ascuaga

Director

Director since 2019

Michonne R. Ascuaga is a native northern Nevadan and has 30 years of experience working at John Ascuaga’s Nugget, serving as its CEO for the 16 years preceding its sale in 2013. From 2015 to 2016 Ms. Ascuaga served as Commissioner for the Nevada State Gaming Commission. Having served on numerous boards over the years, Ms. Ascuaga currently sits on the boards of Northern Nevada Medical Center and Bishop Manogue Catholic High School.  She received her Bachelor of Science degree in Mathematics from Santa Clara University and her Master of Business Administration from Stanford University.  Ms. Ascuaga’s extensive management experience, leadership skills and her knowledge of and involvement in the communities the Company serves well qualifies her for service as a director of the Company.

Steven M. Coldani

Director

Director since 2013

Steven M. Coldani was born and raised in Lodi, California. He is a licensed real estate broker and the president and owner of Coldani Realty Inc. in Lodi, California; he is also co-owner of Graeagle Associates Realtors in Graeagle, California since 1992. In addition, Mr. Coldani is a managing member of Coldani Farming, LLC, a diversified farming company producing various row crops, such as olives and grapes and hay, and livestock. He is also a past director of the California Association of Realtors. Mr. Coldani graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business and Public Administration. Mr. Coldani’s relevant experience qualifying him for service as a member of the Board includes his familiarity with the real estate markets in which we operate, a broad range of management and community service experience including his prior service on the board of Community Business Bank, and his membership in the Lodi District Chamber of Commerce, the Lodi Association of Realtors, the Plumas Association of Realtors and the Tahoe-Sierra Board of Realtors.

Gerald W. Fletcher

Director

Director since 1988

Gerald W. Fletcher has lived in Susanville, California since 1956 and is a retired rancher, realtor, and insurance agent. He is a former director of Sierra Security Bank. Mr. Fletcher was the past owner and operator of Fletcher Christmas Trees. He was also a reforestation contractor and has planted millions of trees throughout Northern California. He was a past member and past president of Lassen County Cattleman’s Association and a past member of the Lassen County Farm Bureau. Mr. Fletcher’s relevant experience qualifying him for service as a member of the Board is comprised of a broad range of management and community service including his past service as Lieutenant in the Susanville Volunteer Fire Department, a past 4-H Leader, and previous experience as a bank director.

Heidi S. Gansert

Director

Director since 2019

Heidi S. Gansert resides in Reno and has over 30 years of management experience. Ms. Gansert has served in Nevada’s part-time legislature as a state senator since 2016. From 2012 to January 2021, she served as the Executive Director of External Relations at the University of Nevada, Reno. While at the University of Nevada, Reno, Ms. Gansert led the University’s economic development efforts and served on behalf of the University on the boards of the Economic Development Authority of Western Nevada (EDAWN) and Downtown Reno Partnership. She previously served as Chief of Staff to Nevada Governor Brian Sandoval from January 2011 to September 2012 and prior to that as the assemblywoman representing District 25 in the Nevada State Legislature from 2004 to 2010. Her time in the executive and legislative branches of state government includes roles related to business, education, economic development, workforce training, and energy.  Ms. Gansert is an engineering graduate of Santa Clara University and holds a Masters’ degree in Business Administration from the University of Nevada, Reno. Ms. Gansert’s experience with economic development, knowledge of and involvement in the northern Nevada region and extensive leadership experience qualify her for service as a member of the Board.

Richard F. Kenny

Director

Director since 2017

Richard F. Kenny resides in Reno, Nevada and has over 40 years of leadership experience in Operations, Information systems, Strategic Planning and Credit Risk Management. Before retiring in 2010, he was the founding President and CEO of Charles Schwab Bank, a subsidiary of the Charles Schwab brokerage corporation. Prior to that, he served in a variety of management roles with Citibank, both domestic and international. He is actively involved with KNPB public television in Reno and Capital Public Radio in Sacramento. He graduated from Northwestern University in Evanston, Illinois with a Bachelor of Science degree in Business Administration and Marketing and received his MBA in Finance from the University of Chicago. Mr. Kenny’s relevant experience qualifying him for service as a member of the Board includes his extensive leadership experience, knowledge of the financial industry and community involvement.

Andrew J. Ryback

Director, President and CEO

Director since 2016

Andrew J. Ryback has been the President and Chief Executive Officer of the Company and the Bank since 2011. He previously served as interim President and Chief Executive Officer from March 2010 to November 2011 and, prior thereto, as Executive Vice President and Chief Financial Officer from 2005 to 2011. He joined the Bank in July 2001. Mr. Ryback received his Bachelor of Science degree in Business Administration from California State University, Northridge. He is a Certified Public Accountant and a graduate of Pacific Coast Banking School. Mr. Ryback actively serves in a variety of national, regional and local organizations: Mr. Ryback is the California Delegate to the Federal Delegate Board of the Independent Community Bankers of America (ICBA), he serves on ICBA's Consumer Financial Services Committee, and he is on the board of the California Community Banking Network. He previously served on the Federal Reserve Board of Governors’ Community Depository Institutions Advisory Council (CDIAC) and served as chairman of the Federal Reserve Bank of San Francisco’s CDIAC. Furthermore, Mr. Ryback is past president of the Rotary Club of Quincy and is currently serving as an assistant governor for Rotary District 5190. Locally, he serves on the Board of Directors of Plumas District Hospital and as Commissioner and Treasurer for the Quincy Fire Protection District where he previously served as a volunteer firefighter. Mr. Ryback’s qualifications for serving as a director include his extensive banking, finance and leadership experience. In addition, as the Company’s President and Chief Executive Officer, Mr. Ryback brings the Board a deep familiarity with the Company and its operations.

None of the nominees were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Company acting within their capacities as such. There are no family relationships among any of the directors or executive officers of the Company. No director of the Company serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Board Matters

The Board of Directors and Committees

During 2020, the Company’s Board of Directors met 14 times. None of the Company’s directors attended less than 75 percent of all Board of Directors meetings and committee meetings of which they were members. The Company does not have a policy requiring director attendance at its annual meeting; however, most directors attend the meeting as a matter of course. Ten directors (all of the then-current directors) attended the 2020 annual meeting of shareholders, three in person and seven via video conference. The Board has established, among others, an Audit & Risk Committee and a Corporate Governance & Compensation Committee, which serves as a nominating committee and a compensation committee, and each of these committees have charters. Charters for each of these committees are available on the Company’s website, www.plumasbank.com.

Shareholder Communication with the Board of Directors

If you would like to communicate with the Board or the Chairman you may send correspondence to the Corporate Secretary, Plumas Bancorp, 5525 Kietzke Lane, Suite 100, Reno, Nevada 89511. The Corporate Secretary reviews such correspondence and forwards copies or summaries to the directors as he considers appropriate. Communications are forwarded to Board or the Chairman if the Corporate Secretary determines that the communications concern important substantive matters, suggestions or comments or contain information that is important for the Board or the Chairman to know. Items that are unrelated to the duties and responsibilities of the Board or the Chairman such as spam, mass mailings, job inquiries, surveys and business solicitations (the “Unrelated Items”) will not be forwarded. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded. Any communication that is relevant to the conduct of the Company’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Chairman and any other independent director on request. The independent directors approved these procedures and specifically instructed that any personal employee complaints (other than those involving the Company’s executive officers) be forwarded to the Company’s Human Resources Department.

Board Role in Risk Oversight

The Board’s duties include understanding and assessing risks to the Company and monitoring the management of those risks. To fulfill this responsibility the directors are expected to attend all Board meetings and meetings of the committees on which they serve and review materials in advance of the meetings. Each Board meeting includes a review of the activities of each board committee, including the committees’ activities related to risk management. Each of our board committees concentrates on specific risks for which they are assigned, and each committee is required to regularly report to the Board of Directors on its findings.

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit & Risk Committee with primary responsibility for overseeing enterprise risk management. While the Audit & Risk Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Corporate Governance & Compensation Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes and reviews risks related to compensation matters. Our Loan Committee regularly reviews the Company’s lending policies, evaluates the adequacy of our allowance for loan losses, and approves the Company’s larger extensions of credit. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board through its review of the Company’s compliance with regulations set forth by its regulatory authorities, including the Federal Reserve Board, Federal Deposit Insurance Corporation and California Department of Financial Protection and Innovation, and recommendations contained in regulatory examinations. The Company’s risk management officer regularly reports to and meets with the Corporate Governance & Compensation Committee and the Audit & Risk Committee.

With respect to risk related to compensation matters, the Corporate Governance & Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. On December 18, 2019, the Board approved the Company’s cash non-equity incentive plan for 2020 (See “Executive Compensation – Non-Equity Incentive Plan.”) No individual officer’s earnings under the 2020 non-equity incentive plan exceeded $30,196, except for Mr. Ryback who earned an incentive of $74,478. The Corporate Governance & Compensation Committee concluded that the 2020 non-equity incentive plan did not encourage unnecessary or excessive risk taking. The other significant source of compensation to executives is in the form of long-term equity awards that are important to help further align executives’ interests with those of the Company’s shareholders. The Corporate Governance & Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Corporate Governance & Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance & Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.

Leadership Structure of Board

The Board believes that the Company and its shareholders are best served by having an independent Board Chairman and a separate CEO. We separate these roles in recognition of the differences between the two roles. The CEO is responsible for day-to-day leadership and performance of the Company, while the Chairman of the Board provides strategic guidance to the CEO and presides over meetings of the full Board.

Code of Ethics

The Board of Directors has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer and principal financial officer) and financial personnel, known as the Corporate Governance Code of Ethics, or Code of Ethics. Shareholders may request a free copy of the Code of Ethics from Plumas Bancorp, Ms. Jamie Huynh, Investor Relations, 5525 Kietzke Lane, Suite 100, Reno, Nevada 89511. Additionally, a copy of the Code of Ethics can be accessed at https://www.plumasbank.com. Click on the “Investor Relations” tab, then the “Corporate Information” tab and then “Governance Documents.”

Director Independence

The Board has determined that each of the following non-employee directors are “independent” within the meaning of the listing standards and rules of NASDAQ.

Michonne R. Ascuaga	Richard F. Kenny
Steven M. Coldani	Robert J. McClintock
Gerald W. Fletcher	Terrance J. Reeson
Heidi S. Gansert	Daniel E. West

Mr. Ryback is not independent because he is an employee of the Company.

Audit & Risk Committee

The Company has an Audit & Risk Committee composed of Mr. McClintock (Chairman), Ms. Ascuaga, Ms. Gansert and Mr. Reeson. The Board has determined that each member of the Audit & Risk Committee meets the independence and experience requirements of the listing standards of NASDAQ and the SEC rules applicable to audit & risk committee members. The Board has also determined that Mr. McClintock is qualified as an audit & risk committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and NASDAQ’s listing standards. The Audit & Risk Committee met twelve times in 2020.

The Audit & Risk Committee reviews all internal and external audits including the audit by Eide Bailly, LLP, the Company’s independent auditor for 2020. The Audit & Risk Committee reports any significant findings of audits to the Board of Directors and ensures that the Company’s internal audit plans are met, programs are carried out, and deficiencies and weaknesses, if any, are addressed. The Audit & Risk Committee meets regularly to discuss and review the overall audit plan. The Audit & Risk Committee’s policy is to pre-approve all recurring audit and non-audit services provided by the independent auditors using engagement letters. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit & Risk Committee regarding all services provided by the independent auditors and fees associated with those services performed to date. The fees paid to the independent auditors in 2020 and 2019 were approved per the Audit & Risk Committee’s pre-approval policies.

Audit & Risk Committee Report

This report of the Audit & Risk Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the Acts.

The Board of Directors and the Audit & Risk Committee have reviewed the Company’s audited financial statements and discussed such statements with management. The Audit & Risk Committee has discussed with Eide Bailly, LLP, the Company’s independent auditors during the year 2020, all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by AS 1301 (Communications with Audit & Risk Committees) and Rule 2-07 (Communication with Audit & Risk Committees) of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent external audit firm’s examination of the financial statements. The Committee also discussed the results of internal audits.

The Audit & Risk Committee has also received the written disclosures and the letter from Eide Bailly, LLP as required by the PCAOB’s Ethics and Independence Rule 3526 (Communication with Audit & Risk Committees Concerning Independence) and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions noted above, the Audit & Risk Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

The Audit & Risk Committee:

Robert J. McClintock, Chairman
Michonne R. Ascuaga Heidi S. Gansert
Terrance J. Reeson

Corporate Governance & Compensation Committee

The Company has a Corporate Governance & Compensation Committee which met seven times during 2020. The Corporate Governance & Compensation Committee consists of Ms. Gansert (Chair) and Messrs. Kenny, Coldani, Reeson, and West. The Board has determined that Ms. Gansert and Messrs. Kenny, Coldani, Reeson, and West are “independent” within the meaning of the listing standards and rules of NASDAQ, including those applicable to compensation committee members. The Corporate Governance & Compensation Committee, which functions as the Board’s nominating and compensation committees, provides assistance to the Board by identifying qualified individuals as prospective Board members, recommends to the Board the director nominees for election at the annual meeting of shareholders, nominates the Chairperson and Vice-Chairperson of the Board, and develops and recommends corporate governance guidelines to the Board of Directors.

The Corporate Governance & Compensation Committee at least annually reviews, adjusts (as appropriate), and approves the Company’s directors’ compensation, including cash, equity, or other compensation for service on the Board, any committee of the Board, and as Chairperson of the Board or any committee of the Board. The Corporate Governance & Compensation Committee at least annually reviews, adjusts (as appropriate) and approves the Chief Executive Officer’s compensation, provides advice and consents to the Chief Executive Officer in the review and adjustment of executive officer compensation (other than the Chief Executive Officer), approves the compensation strategy for the Company’s employees, reviews and recommends for approval by the Board all equity-based compensation, including stock options and stock grants, and approves other personnel matters, which are in excess of management’s authority.

The Corporate Governance & Compensation Committee does not have any written specific minimum qualifications or skills that the committee believes must be met by either a committee-recommended or a shareholder-recommended candidate to serve on the Board. The Corporate Governance & Compensation Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Corporate Governance & Compensation Committee or the Board decided not to re-nominate a member for re-election, the Corporate Governance & Compensation Committee identifies the desired skills and experience of a new nominee in light of the following criteria. While no specific diversity policy exists, in practice, when identifying and evaluating new directors, the Corporate Governance & Compensation Committee considers the diversity and mix of the existing members of the Board, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), background, skills, and employment experience. Among other things, when examining a specific candidate’s qualifications, the Corporate Governance & Compensation Committee considers the candidate’s ability to represent the best interest of the Company; existing relationships with the Company; interest in the affairs of the Company and its purpose; ability to fulfill director responsibilities; leadership skills; reputation within the Company’s community; community service; integrity; business judgment; ability to develop business for the Company; and ability to work as a member of a team. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee does not discriminate against prospective nominees on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law. All nominees to be considered for election as directors at the Meeting were recommended by the Corporate Governance & Compensation Committee.

The Corporate Governance & Compensation Committee will consider nominees to the Board proposed by shareholders. The Board has no formal policy with regard to shareholder nominees but considers all nominees on their merits as described above. Any shareholder nominations must comply with the nomination procedures set forth in the Company’s Bylaws. See “Shareholder Proposals and Nominations.” Suggestions for nominees and shareholder nomination should be addressed to:

Corporate Secretary

Plumas Bancorp
5525 Kietzke Lane, Suite 100
Reno, Nevada 89511

Executive Officers

The following table sets forth information concerning the executive officers of the Company and the Bank:

Name	Age	Position and Principal Occupation for the Past Five Years
Andrew J. Ryback	55	President and Chief Executive Officer of the Company and the Bank since November 16, 2011.

Richard L. Belstock	64	Executive Vice President and Chief Financial Officer of the Company and the Bank since July 18, 2012.

Aaron M. Boigon	45	Executive Vice President and Chief Information Officer of the Bank since April 1, 2018. Senior Vice President and Director of Information Technology of the Bank from April 1, 2015 to April 1, 2018.

B J North	70

Executive Vice President and Chief Banking Officer of the Bank since January 1, 2018. Executive Vice President of Retail Banking, Marketing and Commercial Lending of the Bank from July 2011 to January 1, 2018.

Jeffrey T. Moore	64

Executive Vice President and Chief Credit Officer of the Bank since February 21, 2019. Senior Vice President, Credit Administrator of the Bank from January 2018 to February 21, 2019. Previously Executive Vice President and Chief Credit Officer of Community 1st Bank.

Executive Compensation

The following table sets forth information concerning the compensation earned by the Company’s President and Chief Executive Officer and the two other most highly compensated executive officers during 2020 (collectively, the “named executive officers.”)

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Andrew J. Ryback, President and CEO of the Company and Plumas Bank	2020 2019	$347,000 $335,252	$0 $0	$0 $0	$ 0 $ 63,938	$ 74,478 $ 143,499	$ 0 $ 0	$ 16,860 $ 17,693	$438,338 $560,382
Richard L. Belstock, EVP and CFO of the Company and Plumas Bank	2020 2019	$212,000 $206,525	$0 $0	$0 $0	$ 0 $ 42,625	$ 30,196 $ 60,266	$ 0 $ 0	$ 9,968 $ 10,105	$252,164 $319,521
BJ North, EVP and Chief Banking Officer of Plumas Bank	2020 2019	$205,000 $199,363	$0 $0	$0 $0	$ 0 $ 42,625	$ 30,186 $ 58,036	$ 0 $ 0	$ 8,054 $ 9,062	$243,240 $309,086

(1)	The Company did not grant any stock awards in 2020 or 2019.

(2)

The amounts reported in this column represent the aggregate grant date fair value of stock option awards in accordance with Financial Accounting Standards Board Accounting Standard Codification No. 718-10. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For additional information regarding this valuation methodology and the assumptions used to arrive at the estimates, please refer to Note 2, to the Company’s consolidated financial statements included in the Company’s Annual Report to Shareholders for the year ended December 31, 2020. The Company did not grant any option awards to the named executive officers in 2020.

(3)

The amounts in column (i) include premiums paid and accrued on life insurance policies (Mr. Ryback), personal use of a Company automobile (Mr. Ryback and Ms. North), tax gross ups, Company-provided gasoline, Company 401(k) matching contribution and cell phone allowance.

Non-Equity Incentive Plan

On December 18, 2019, the Board of Directors approved the Company’s cash non-equity incentive plan for 2020 (the “2020 NEI”, or the “Plan”). Eligible employees under the 2020 NEI include all employees of the Bank who are regularly scheduled to work at least 20 hours per week. The aggregate incentive pool was comprised of two pools, one for officers of the Company and one for all other employees. The officers’ portion represented 90.9% of the combined pools. Incentives were payable under the 2020 NEI once the Bank reached 80% of targeted pretax, pre-incentive income. The maximum total incentive available for distribution was $1.8 million at 120% of targeted pretax, pre-incentive income and the maximum total incentive available for the officers’ pool was $1.7 million. At target, the officers’ incentive pool would total $1.2 million. Up to 12% of the officers’ pool could be allocated to the Company’s Chief Executive Officer and President. Executive Vice Presidents (“EVPs”) could each earn up to 4.6% of the officers’ incentive pool.

Under the 2020 NEI, the cash incentive payment to the Company’s CEO and President was based 50% on pretax, pre-incentive income targets, 16.7% upon the attainment of performance goals, and 16.7% upon various performance metrics with the remaining 16.6% based on the CEO’s performance during 2020, as evaluated by the Company’s Corporate Governance and Compensation Committee. Cash incentive payments for the Company’s EVPs were based 60.9% on pretax, pre-incentive income targets, 17.4% upon the attainment of performance goals, and 8.7% upon various performance metrics with the remaining 13% based on the CEO’s evaluation of the EVP’s performance during 2020.

Goals for the CEO included targeted increases in loans and deposits, improvement in asset quality, and development of growth initiatives focused on Northern Nevada. Metrics included targeted levels of ROE and ROA (calculated on a pre-tax basis) compared to a select group of peer institutions. At target, the maximum amount of incentive payment that can be earned by the Company’s CEO was $140,000 and for each EVP the maximum incentive payable at target would average $54,000. At 120% or more of target, the maximum amount of incentive payment that could be earned by the Company’s CEO was $201,000 and for each EVP the maximum incentive payable averaged $77,000. The Company’s Board of Directors had the ability to terminate or modify the Plan and all payouts under the Plan were subject to approval by the Company’s Corporate Governance & Compensation Committee. The Plan does not give any employee the right to or guarantee of continued employment. A total of one hundred fifty-three employees received incentive payments under the 2020 Incentive Plan, which were paid during the first quarter of 2021.

Incentives earned by the named executive officers under the 2020 Incentive Plan were as follows:

	Incentive Earned Based on:
Executive	Pretax Income	Goals	Metrics	Performance	Total
Andrew J. Ryback	$38,523	$10,273	$12,841	$12,841	$74,478
Richard L. Belstock	$17,977	$3,595	$2,568	$6,056	$30,196
BJ North	$17,977	$4,622	$2,568	$5,019	$30,186

Stock Option Awards

The Board considers equity compensation in the form of stock option awards to be an important component of its compensation program because it helps align the interests of the Company’s executives to those of its shareholders and provides a significant retention incentive. During 2013 the Company’s shareholders approved the Plumas Bancorp 2013 Stock Option Plan (the “2013 Plan”), which allows for the granting of stock option awards to directors, executives and employees. The 2013 Plan has a term of 10 years. Up to 500,000 shares of common stock may be issued pursuant to awards of stock options under the 2013 Plan, of which 118,550 remained available for future stock option grants as of December 31, 2020. The Corporate Governance & Compensation Committee approves and recommends to the Board for its approval all stock option grants. The Company only grants stock options having an exercise price equal to fair market value of the Company’s common stock at the time of grant. The exercise price of stock options is set at the closing stock price on the date of grant. All option grants have a maximum vesting period of five years and expire no more than 10 years from the date of grant.

No options were granted to executive officers or directors during 2020. During 2019, the Company granted a total of 103,200 stock options under the 2013 Plan to officers at the level of Senior Vice President or above, including Mr. Ryback (14,400 shares), Mr. Belstock (9,600 shares) and Ms. North (9,600 shares). The options were granted on October 21, 2019, have an exercise price of $21.45 per share, vest in four equal annual installments over a four year period and expire eight years after the date of grant.

The Company considers the officer’s position level in the determination of the total value of the equity-based compensation to be included in the officer’s total compensation. Generally, the higher the officer’s level, the more options that may be granted to the officer. Additional options may be granted to an individual based on outstanding achievement. This is consistent with the Company’s philosophy of rewarding those officers who have the most impact on our performance.

Post-Employment Benefits and Potential Payments Upon Termination or Change of Control

While the Company has not entered into employment or change in control/severance agreements with our executive officers, the Board considers providing significant post-employment benefits in the form of salary continuation benefits to our executives as an important long-term component of their total executive compensation to reward them for their service and loyalty to the Company. These post-employment benefits also help the Company retain executives because the benefits are subject to vesting over a period of years.

In 2005 the Company entered into a salary continuation agreement with Mr. Ryback. The purpose of the salary continuation agreement is to provide a special incentive to the experienced executive officer to continue employment with the Company on a long-term basis. The 2005 agreement provides Mr. Ryback with salary continuation benefits of up to $62,000 per year for 15 years after retirement at age 65. On April 1, 2016 this agreement was amended to increase Mr. Ryback’s annual benefit from $62,000 to $80,000 per year. On April 1, 2019 this agreement was amended to increase Mr. Ryback’s annual benefit from $80,000 to $125,000. If Mr. Ryback terminates employment with the Company for a reason other than death or disability prior to the retirement age of 65, he will be entitled to salary continuation benefits at a reduced amount depending on the length of service with the Company. The vesting of salary continuation benefits for Mr. Ryback occurs at a rate that provides for a 90% vesting at age 60 and 2% per year for the next five years of service. In the event of death prior to retirement, Mr. Ryback’s beneficiary is entitled to a portion of the death benefits pursuant to a split dollar agreement. In the event of disability wherein Mr. Ryback does not continue employment with the Company, he is entitled to salary continuation benefits, at a reduced amount depending on the length of service with the Company, beginning at age 65 or on the date on which he is no longer entitled to disability benefits under the Company’s group disability insurance, whichever is earlier.

If Mr. Ryback’s employment terminates within a period of 24 months after a change in control of the Company, the unvested portion of his salary continuation benefits would vest and the payment of the salary continuation benefits would begin the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.

The salary continuation benefits are informally funded by single premium life insurance policies with Mr. Ryback as the insured party and the Company as the beneficiary of the policies. The Company has entered into a split dollar agreement with Mr. Ryback in which the Company agrees to divide the net death proceeds of life insurance policies on Mr. Ryback’s life with Mr. Ryback’s beneficiary. However, Mr. Ryback’s rights or interests in the split dollar policies no longer exist once he ceases to be employed by the Company for any reason whatsoever prior to normal retirement age, provided that he has received or had the opportunity to receive any benefit under his executive salary continuation agreement. The Company has agreed to pay the taxes on the imputed income on the life insurance benefit provided to Mr. Ryback under the split dollar agreement.

On April 1, 2016, the Company entered into salary continuation agreements with Mr. Belstock and Ms. North providing Mr. Belstock with salary continuation benefits of up to $54,000 per year for 10 years and Ms. North with salary continuation benefits of up to $48,000 per year for 10 years, in each case subject to his or her continuous employment through March 31, 2026. On April 1, 2019 the Company amended these agreements to increase Mr. Belstock’s annual benefit to $76,500 and Ms. North’s annual benefit to $70,500. If Mr. Belstock or Ms. North terminates employment with the Company for a reason other than a change in control prior to the retirement date of March 31, 2026, he/she will be entitled to salary continuation benefits at a reduced amount depending on their length of service with the Company.  In the event that Mr. Belstock or Ms. North terminates their employment with the Company or its successor within a period of 24 months after a change in control, he/she is entitled to the full vesting of their salary continuation payments and the payment of the salary continuation benefits beginning with the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.

Perquisites

The Company offers a qualified 401(k) plan in which the named executive officers participate on the same terms as all other employees. During 2020 and 2019 the Company contributed a matching amount of 30% of the employee’s contribution up to a total of 3% of the employee’s compensation totaling $243,000 and $231,000 for all employees, respectively. The Company also offers its executives medical, dental, and vision plans under the same terms to all employees. Other perquisites and benefits, which do not represent a significant portion of the named executive’s total compensation, include for Mr. Ryback and Ms. North a Company-provided automobile and maintenance and, for Mr. Ryback, the payment of his portion of the split dollar insurance premium. The Company provides each of the named executive officers a monthly allowance to cover the business portion of their cellular phone use, gasoline for business use in their automobiles and a tax gross up on selected perquisites. These plans and the contributions provide an additional benefit to attract and retain executive officers of the Company.

Outstanding Equity Awards as of December 31, 2020

The following table shows all outstanding option awards held by the named executive officers as of December 31, 2020.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Andrew J. Ryback	3,600 (1) 8,400 (2)	10,800 0	N/A	$21.45 $8.75	10/20/2027 02/16/2024
Richard L. Belstock	2,400 (1) 9,600 (2) 3,000 (3)	7,200 0 0	N/A	$21.45 $8.75 $6.32	10/20/2027 02/16/2024 04/27/2022
BJ North	2,400 (1) 9,600 (2) 9,600 (3)	7,200 0 0	N/A	$21.45 $8.75 $6.32	10/20/2027 02/16/2024 04/27/2022

(1)	Options were granted 10/21/2019, have an eight-year life and vest 25% per year beginning 10/21/2020
(2)	Options were granted 2/17/2016, have an eight-year life and vest 25% per year beginning 2/17/2017
(3)	Options were granted 4/28/2014, have an eight-year life and vest 25% per year beginning 4/28/2015

There were no outstanding stock awards held by any of the NEOs as of December 31, 2020.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2020.

Director Compensation Table
Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Daniel E. West (Chairman)	$39,000	N/A	$ 0	N/A	N/A	$315	$39,315
Robert J. McClintock (Vice Chairman, Audit & Risk Committee Chair) (3)	$38,001	N/A	$ 0	N/A	N/A	$315	$38,316
Gerald W. Fletcher (Loan Committee Chair) (3)	$38,001	N/A	$ 0	N/A	N/A	$315	$38,316
All other Non-Employee Directors (4)	$33,000	N/A	$ 0	N/A	N/A	$315	$33,315

(1)

During 2020, non-employee directors other than Chairman, Audit & Risk Committee Chair and Loan Committee Chair each received $2,750 per month for serving on the Company’s and Plumas Bank’s Board of Directors. The Chairman received $3,250 per month.

(2)

As of December 31, 2020, the non-employee directors held options to purchase shares of common stock in the following amounts: Ms. Ascuaga, 800 shares; Mr. Coldani, 6,050; Mr. Elliott, 5,285; Mr. Fletcher, 4,450 shares; Ms. Gansert, 800 shares; Mr. Kenny, 2,050 shares; Mr. McClintock, 3,650 shares; Mr. Reeson, 8,450 shares; and Mr. West, 5,250 shares.

(3)	The Audit & Risk Committee and Loan Committee Chairs received $3,166.76 per month.

(4)

Includes Michonne R. Ascuaga, Steven M. Coldani, William E. Elliott, Richard F. Kenny, Heidi S. Gansert, and Terrance J. Reeson. Mr. Elliot retired from the Board on December 31, 2020 upon reaching mandatory retirement age.

(5)	Each Director is provided a $35 per month allowance for purchase of an electronic device to access board materials.

Director Retirement Agreements

The Company has entered into Director Retirement (fee continuation) Agreements with its non-employee Directors excluding Messrs. Elliott and Kenny and Mses. Ascuaga and Gansert. The purpose of the fee continuation agreements is to provide a retirement benefit to the Board members as an incentive to continue informal service with the Company. The agreements provide for fee continuation benefits of up to $10,000 per year with a term of 12 years after retirement with the exception that Board members Coldani and McClintock’s agreements have a term of 15 years. In the event of death prior to retirement, the beneficiary will receive full fee continuation benefits, with the exception of Messrs. Coldani and McClintock’s beneficiaries who would be entitled to receive a lump sum payment of $30,000. In the event of disability wherein the director does not continue service with the Company, the director is entitled to fee continuation benefits, at a reduced amount depending on the length of service with the Company, beginning the month following termination of service. The agreements, with the exception of Messrs. Coldani and McClintock’s agreements, allow for a hardship distribution under specified circumstances. Hardship distributions are limited to the amount the Company had accrued under the terms of the agreement as of the day the director petitioned the Board to receive a hardship distribution. Upon a change in control, the director is eligible to receive the full fee continuation benefits upon the director’s termination of service. The fee continuation benefits, with the exception of Messrs. Coldani’s and McClintock’s benefits, are informally funded by single premium life insurance policies. The directors are the insured parties and the Company is the beneficiary of the respective policies. William E. Elliott, who retired from the Board on December 31, 2020 upon reaching the mandatory retirement age, retired as the Company’s President and Chief Executive Officer during 2005 and receives benefits under his executive salary continuation agreement.

Post-Retirement Consulting Agreements

The Company has entered into Post-Retirement Consulting Agreements with Messrs. West, Reeson, and Fletcher. The purpose of the Agreements is to provide consideration to the Board members in exchange for consulting services after their retirement from the Board. The Agreements provide for consulting fees of $10,000 per year for three years after retirement. In the event of death prior to completion of the consulting services, the beneficiary will receive death benefits equal to the remaining unpaid consulting fee benefits. In the event of disability wherein the retired director is unable to continue consulting services with the Company, the Company may terminate the director’s post-retirement consulting services. If the retired director voluntarily terminates his consulting services for other than good reason or if the Company terminates the director’s post-retirement consulting services for cause, the Post-Retirement Consulting Agreement shall terminate.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At the Meeting, shareholders will be asked to ratify the appointment of Eide Bailly, LLP (“Eide Bailly”) as the Company’s independent auditors for the fiscal year ending December 31, 2021. Eide Bailly served as the independent registered public accounting firm for the audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019. We have been advised by Eide Bailly and by the directors themselves that neither it nor any of its members or associates has any relationship with us or our subsidiaries, other than as independent auditors.

Proposal 2 is nonbinding. If the appointment of Eide Bailly is not ratified, our Audit & Risk Committee will consider whether to appoint another independent registered public accounting firm in its discretion. If the appointment is ratified, our Audit & Risk Committee in its discretion may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

Representatives of Eide Bailly are expected to be present at the Meeting, and if present will have an opportunity to make any statement that they may desire to make, and will be available to answer appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF EIDE BAILLY, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Fees Paid to Independent Auditors

Aggregate fees billed by Eide Bailly to the Company and the Bank and the percentage of those fees that were pre-approved by the Company’s Audit & Risk Committee for the years ended 2020 and 2019 are as follows:

	2020	Percentage Pre- Approved	2019	Percentage Pre- Approved
Audit fees	$232,000	100%	$268,000	100%
Audit-related fees	17,500	100%	17,000	100%
Tax fees	19,700	91%	17,000	100%
Other fees	-	-	-	-
Total fees	$269,200	99%	$302,000	100%

The Audit & Risk Committee has considered the provision of non-audit services provided by Eide Bailly to be compatible with maintaining its independence.

Change in Independent Auditors

On July 22, 2019, Eide Bailly acquired the operations of our previous auditing firm, Vavrinek, Trine, Day & Company, LLP (“VTD”). As a result, VTD resigned as the Company’s independent registered public accounting firm as of July 22, 2019.

On July 22, 2019, concurrent with the resignation of VTD, the Company engaged Eide Bailly to serve as its independent registered public accounting firm for the year ending December 31, 2019. The decision to engage Eide Bailly was approved by the Company’s Audit Committee prior to the engagement. Prior to engaging Eide Bailly, the Company did not consult with Eide Bailly regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Eide Bailly on the Company’s financial statements or any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). Prior to the Company’s engagement of Eide Bailly, Eide Bailly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

The reports of VTD regarding the Company’s financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2018 and 2017, and during the period from December 31, 2018 through July 22, 2019, the date of VTD’s resignation, (i) there were no disagreements with VTD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of VTD, would have caused it to make reference to such disagreement in its reports and (ii) there were no reportable events that would require disclosure under Item 304(a)(1)(v) of Regulation S-K and the related instructions. The Company provided VTD with a copy of the preceding statements and requested VTD to furnish it with a letter addressed to the SEC stating whether or not it agrees with the statements. A copy of VTD’s letter was included as an exhibit to the Company’s Form 8-K filed with the SEC on July 23, 2019.

Shareholder Proposals and Nominations

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy materials for the 2022 annual meeting, the proposal must be received by the Company no later than November 22, 2021 and must comply with SEC Rule 14a-8 regarding the inclusion of shareholder proposals. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, the notice must be received by the Corporate Secretary a reasonable time before proxy materials are produced and distributed.

To propose business to be considered or to nominate a candidate for election at the Company’s 2022 annual meeting, shareholders must notify the Company’s Corporate Secretary not later than the close of business on December 22, 2021. In addition, the notice must meet the other requirements contained in Section 3.3 of the Company’s Bylaws.

You may contact Investor Relations, Attention Ms. Jamie Huynh, at the Company for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. Additionally, a copy of the Company’s Bylaws can be accessed at http://www.plumasbank.com. Click on the “Investor Relations” tab and then “Governance Documents”.

Certain Transactions

Some of the directors and executive officers of the Company and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, the Company in the ordinary course of the Company’s business, and the Company expects to have banking transactions with such persons in the future. In management’s opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other non-affiliated persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectability or present other unfavorable features.

Other Matters

Management does not know of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

Available Information

The Company’s common stock is registered under the Securities Exchange Act of 1934 and as a result the Company is required to file annual reports, quarterly reports and other periodic filings with the SEC which are posted and are available at no cost on the Company’s website, www.plumasbank.com, as soon as reasonably practicable after the Company files such documents with the SEC. These reports and filings are also available for inspection and/or printing at no cost through the SEC website, www.sec.gov. In addition, regulatory report data for both the Company and Plumas Bank are available for inspection and/or printing at no cost through the Federal Financial Institutions Examination Council’s (the “FFIEC”) website, www.ffiec.gov, and the Federal Deposit Insurance Corporation’s (the “FDIC”) website, www.fdic.gov, respectively.

You may request a copy of this proxy statement, the Company’s Annual Report on Form 10-K, and form of proxy as for the Meeting or future shareholder meetings by calling us at 1.888.375.8627 or, writing to us at Plumas Bancorp, 5525 Kietzke Lane, Suite 100, Reno, Nevada 89511, Attn: Ms. Jamie Huynh, Administrative Coordinator, or by email at investorrelations@plumasbank.com.

**PLUMAS BANCORP**

5525 KIETZKE LANE, SUITE 100
RENO, NV 89511

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
**If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.**

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D40779-P51704 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**PLUMAS BANCORP**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. To elect nine persons to serve as directors of Plumas Bancorp until their successors are duly elected and qualified. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

_______________________

*Director Nominees:*

*01) Michonne R. Ascuaga*
*02) Steven M. Coldani*
*03) Gerald W. Fletcher*
*04) Heidi S. Gansert*
*05) Richard F. Kenny*
*06) Robert J. McClintock*
*07) Terrance J. Reeson*
*08) Andrew J. Ryback*
*09) Daniel E. West*

**The Board of Directors recommends you vote FOR proposal 2:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. To vote on the ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2021. | ☐ | ☐ | ☐ |

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting. | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice & Proxy Statement, including the Shareholder Letter, and Form 10-K are available at www.proxyvote.com.

D40780-P51704

## PROXY
## PLUMAS BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Messrs. Daniel E. West, Steven M. Coldani, and Terrance J. Reeson, as proxies with full power of substitution, to represent, vote and act, as designated on the reverse side, with respect to all shares of common stock of Plumas Bancorp (the "Bancorp") which the undersigned would be entitled to vote at the meeting of shareholders to be held on May 19, 2021 at 9:30 a.m. at the Atlantis Hotel, 3800 S. Virginia Street, Reno, Nevada 89502 or any adjournments thereof, with all the powers the undersigned would possess if personally present.

**PLEASE SIGN AND DATE ON THE REVERSE SIDE**